EXHIBIT 99.4



LOGO


                           FOR IMMEDIATE RELEASE



Contact:    Niagara Corporation
            Michael Scharf, CEO
            (212) 317-1000



NIAGARA CORPORATION STRIKE CONTINUES
COMPANY BEGINS HIRING PERMANENT REPLACEMENTS

      New York, June 3, 1998 - Niagara Corporation (Nasdaq:NIAG) announced today that the union at its LaSalle Steel facility in Hammond, Indiana voted on Sunday to reject the Company's latest proposal and continue its strike, which is now entering its third week. In commenting on this development, Michael Scharf, Chairman of Niagara stated,

      "Despite an offer containing generous increases in wages and pension benefits to existing employees, the union has decided to continue its strike. The main sticking point appears to be the two-tier system of wages that the Company seeks to implement for new hires in order to lower, over time, its production costs. The company is going to begin hiring permanent replacements this week in an effort to bring the plant to full production as soon as possible. During the past two weeks, temporary workers have been more productive, based on tons produced per man, than the strikers were. Three of Niagara's other plants are also increasing production in order to satisfy customer demand.

      "In order to facilitate the continued operations at the Hammond plant, a broad injunction was issued yesterday by the Superior Court in Hammond, Indiana. The injunction severely restricts the union's picketing to three men at each entrance and prohibits violence or threats of any type. The injunction will have the beneficial effect of helping us get to full production because all forms of intimidation are strictly prohibited."